Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2205	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FOURTH QUARTER FISCAL 2021 NET INCOME OF $1.9 MILLION; FISCAL 2021 NET INCOME OF $1.7 MILLION AND NON-GAAP NET INCOME* OF $3.3 MILLION; DECLARES QUARTERLY CASH DIVIDEND

Healthcare, PMG, Canvys and Semiconductor Wafer Fab Revenues Grow Versus Q4 FY20;

Higher ALTA750 TM Tube Sales

Q4 and FY21 Highlights

•	Net sales of $50.5 million were up 35.1% from last year’s fourth quarter and up 11.6% over the third quarter of fiscal 2021.
•	Sales increased for Healthcare, PMG, Canvys and Semiconductor Wafer Fabrication Equipment products in the fourth quarter of fiscal 2021 versus the fourth quarter of fiscal 2020.
•

Gross margin improved to 32.4% of net sales for the fourth quarter of fiscal 2021 versus 30.4% of net sales in the prior year’s fourth quarter due to a favorable product mix and improved manufacturing performance for Richardson Healthcare.

•

Operating expenses increased $1.3 million to $14.0 million compared to the prior year’s fourth quarter. Employee incentive expense increased due to the substantially improved performance, which was partially offset by decreased legal fees of $0.2 million.

•	Operating income was $2.3 million for the fourth quarter of fiscal 2021.
•	Earnings per common share (diluted) were $0.14 for the fourth quarter of fiscal 2021.
•	For fiscal year 2021, net sales increased 13.5% to $176.9 million.
•	Operating income was $2.9 million for fiscal year 2021, and Non-GAAP operating income* was $4.5 million for fiscal year 2021.
•	Earnings per common share (diluted) were $0.13 for fiscal year 2021, and Non-GAAP earnings per common share (diluted)* were $0.25 for fiscal year 2021.
•	Cash and investments were $43.3 million as of May 29, 2021 versus $47.4 million on February 27, 2021 and $46.5 million on May 30, 2020.

LaFox, IL, JULY 21, 2021: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its fourth quarter and fiscal year ended May 29, 2021. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2021 increased 35.1% to $50.5 million compared to net sales of $37.4 million in the prior year’s fourth quarter primarily due to higher net sales across all three business units. Richardson Healthcare sales increased $1.3 million or 92.3% primarily due to an increase in demand for the ALTA750 TM Tubes, reflecting the highest quantity sold in any quarter. In addition, parts sales increased, partially offset by lower sales of pre-owned CT scanners in Latin America. PMT sales increased $9.6 million or 32.5% from last year’s fourth quarter because of higher sales of semiconductor wafer fab equipment specialty products as well as power conversion and RF and microwave components. In addition, power grid tube sales increased from the fourth quarter of fiscal 2020. Canvys sales increased by $2.2 million or 33.9% due to increased customer demand in both Europe and North America.

Gross margin improved to 32.4% of net sales during the fourth quarter of fiscal 2021 compared to 30.4% of net sales during the fourth quarter of fiscal 2020. Canvys margin as a percent of net sales increased to 35.3% from 31.0% because of its product mix and foreign currency effects. Healthcare margin as a percent of net sales was 29.4% in the fourth quarter of fiscal 2021 compared to minus 28.6% in the prior year’s fourth quarter primarily due to improved manufacturing absorption and lower scrap and inventory reserve expense. PMT margin decreased to 32.0% from 33.2% due to a higher percentage of lower margin PMG sales.

Operating expenses were $14.0 million compared to $12.7 million in the fourth quarter of fiscal 2020. The increase in operating expenses resulted from higher employee compensation expense, partially offset by lower legal and consulting expenses. Throughout the pandemic, the Company decided to support its employees through regular merit increases and incentive plans, and by avoiding layoffs or furloughs.

As a result, the Company reported an operating income of $2.3 million for the fourth quarter of fiscal 2021 compared to an operating loss of $1.3 million in the prior year’s fourth quarter. Other expense for the fourth quarter of fiscal 2021, including interest income and foreign exchange, was less than $0.1 million, compared to other income of $0.2 million in the fourth quarter of fiscal 2020.

The income tax provision of $0.4 million for the fourth quarter of fiscal 2021 reflected a provision for foreign income taxes, which was higher than the prior year’s fourth quarter, and the offset of a U.S. tax provision against the valuation allowance. Net income for the fourth quarter of fiscal 2021 was $1.9 million compared to a net loss of $1.3 million in the fourth quarter of fiscal 2020. Earnings per common share (diluted) were $0.14 in the fourth quarter of fiscal 2021.

“We are pleased with more than 30% sales growth in each of our strategic business units during an unprecedented pandemic, resulting in our strongest quarterly financial performance in nearly 10 years” said Edward J. Richardson, Chairman, Chief Executive Officer, and President. “We are also excited about the outlook for all of our businesses in fiscal year 2022, including our patent pending ultracapacitor modules for wind turbines and related LED battery replacements,” he concluded.

Fiscal 2021 Results

Net sales for fiscal 2021 were $176.9 million, an increase of 13.5%, compared to net sales of $155.9 million for fiscal 2020. Sales increased $18.8 million or 15.9% for PMT, $1.8 million or 21.7% for Richardson Healthcare and $0.4 million or 1.4% for Canvys.

Gross margin increased to $58.8 million for fiscal 2021, compared to $49.7 million for fiscal 2020. As a percentage of net sales, gross margin increased to 33.2% of net sales for fiscal 2021, compared to 31.9% of net sales for fiscal 2020, primarily because of a favorable product mix in PMT and Canvys, as well as improved manufacturing efficiencies for PMT.

Operating expenses increased to $55.9 million and Non-GAAP operating expenses* to $54.3 million for fiscal 2021, compared to $51.3 million for fiscal 2020. This increase included a one-time cost of $1.6 million for a legal settlement with Varex Imaging Corporation in the third quarter of fiscal 2021. In addition, the increase resulted from higher employee compensation expense and legal fees, partially offset by lower travel and consulting expenses.

Operating income was $2.9 million and Non-GAAP operating income* was $4.5 million for fiscal 2021, compared to an operating loss of $1.7 million for fiscal 2020. Other expense for fiscal 2021, including interest income and foreign exchange, was $0.6 million, compared to other income of $0.4 million for fiscal 2020.

The income tax provision of $0.7 million for fiscal 2021 reflected a provision for foreign income taxes, which was higher than in the prior year, and the offset of a U.S. tax provision against the valuation allowance. Net income for fiscal 2021 was $1.7 million and Non-GAAP net income* was $3.3 million, compared to a net loss of $1.8 million for fiscal 2020. Earnings per common share (diluted) for fiscal 2021 were $0.13 and Non-GAAP earnings per common share (diluted)* were $0.25.

*Please refer to Unaudited Reconciliation between GAAP and Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.

CASH DIVIDEND AND POSITION

The Company also announced today that its Board of Directors declared a $0.06 quarterly dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on August 25, 2021, to common stockholders of record as of August 6, 2021.

Cash and investments at the end of fiscal 2021 were $43.3 million compared to $47.4 million at the end of the third quarter of fiscal 2021 and $46.5 million at the end of fiscal 2020. The Company spent $0.8 million during the quarter on capital expenditures primarily related to its Healthcare business and IT System, versus $0.5 million during the fourth quarter of fiscal 2020. Total capital expenditures in fiscal 2021 were $2.6 million compared to $1.8 million in fiscal 2020.

NON-GAAP FINANCIAL MEASURES

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, the Company has provided information regarding “Non-GAAP net income,” “Non-GAAP operating income,” “Non-GAAP earnings per common share (diluted)” and “Non-GAAP operating expenses” (each, a Non-GAAP financial measure). These Non-GAAP financial measures exclude a one-time cost in connection with a legal settlement from the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes that the disclosure of these Non-GAAP financial measures provides useful information to investors because the Non-GAAP financial measures are useful measures in assessing the Company’s financial performance by excluding a special item that is not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Our management uses these Non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating our operating performance. The Non-GAAP financial measures presented herein, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

CONFERENCE CALL INFORMATION

On Thursday, July 22, 2021, at 9:00 a.m. CDT, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s fourth quarter and fiscal year 2021 results.  A question and answer session will be included as part of the call’s agenda.

Participant Instructions

To listen to the call, please dial (USA/CANADA) (866) 784-8065 or (International) (602) 563-8684 and enter Conference ID: 8618936 approximately five minutes before the start of the call.  A replay of the call will be available beginning at 1:00 p.m. CDT on July 22, 2021, for seven days.  The telephone number for the replay is (855) 859-2056; Conference ID: 8618936.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 3, 2020, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high value flat panel detector solutions, replacement parts, tubes and service training for diagnostic imaging equipment; and customized display solutions. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics Ltd. common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	May 29, 2021	May 30, 2020
Assets
Current assets:
Cash and cash equivalents	$43,316	$30,535
Accounts receivable, less allowance of $202 and $334, respectively	24,451	20,197
Inventories, net	63,508	57,492
Prepaid expenses and other assets	2,385	2,442
Investments - current	—	16,000
Total current assets	133,660	126,666
Non-current assets:
Property, plant and equipment, net	17,067	17,674
Intangible assets, net	2,270	2,505
Lease ROU asset	2,570	3,419
Non-current deferred income taxes	541	456
Total non-current assets	22,448	24,054
Total assets	$156,108	$150,720
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,334	$17,372
Accrued liabilities	14,626	10,324
Lease liability current	1,066	1,485
Total current liabilities	32,026	29,181
Non-current liabilities:
Non-current deferred income tax liabilities	242	161
Lease liability non-current	1,358	1,941
Other non-current liabilities	922	777
Total non-current liabilities	2,522	2,879
Total liabilities	34,548	32,060
Stockholders’ equity
Common stock, $0.05 par value; issued and outstanding 11,160 shares at May 29, 2021 and 11,038 shares at May 30, 2020	558	552
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,097 shares at May 29, 2021 and 2,097 shares at May 30, 2020	105	105
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	62,707	61,749
Retained earnings	53,297	54,764
Accumulated other comprehensive income	4,893	1,490
Total stockholders’ equity	121,560	118,660
Total liabilities and stockholders’ equity	$156,108	$150,720

Richardson Electronics, Ltd.
Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 29, 2021	May 30, 2020	May 29, 2021	May 30, 2020
Net sales	$50,472	$37,362	$176,937	$155,898
Cost of sales	34,115	25,990	118,112	106,225
Gross profit	16,357	11,372	58,825	49,673
Selling, general and administrative expenses	14,001	12,660	55,925	51,327
Loss on disposal of assets	19	2	13	3
Operating income (loss)	2,337	(1,290)	2,887	(1,657)
Other expense (income):
Investment/interest income	(28)	(37)	(76)	(377)
Foreign exchange loss (gain)	109	(132)	759	(15)
Other, net	(43)	(27)	(104)	(51)
Total other expense (income)	38	(196)	579	(443)
Income (loss) before income taxes	2,299	(1,094)	2,308	(1,214)
Income tax provision	414	186	653	624
Net income (loss)	1,885	(1,280)	1,655	(1,838)
Foreign currency translation gain (loss), net of tax	437	(346)	3,403	(900)
Comprehensive income (loss)	$2,322	$(1,626)	$5,058	$(2,738)
Net income (loss) per share:
Common shares - Basic	$0.14	$(0.10)	$0.13	$(0.14)
Class B common shares - Basic	$0.13	$(0.09)	$0.11	$(0.13)
Common shares - Diluted	$0.14	$(0.10)	$0.13	$(0.14)
Class B common shares - Diluted	$0.13	$(0.09)	$0.11	$(0.13)
Weighted average number of shares:
Common shares - Basic	11,130	11,038	11,105	11,026
Class B common shares - Basic	2,097	2,097	2,097	2,097
Common shares - Diluted	11,352	11,038	11,164	11,026
Class B common shares - Diluted	2,097	2,097	2,097	2,097
Dividends per common share	$0.060	$0.060	$0.240	$0.240
Dividends per Class B common share	$0.054	$0.054	$0.220	$0.220

Richardson Electronics, Ltd.
Consolidated Statements of Cash Flows
(in thousands)

	Fiscal Year Ended
	May 29, 2021	May 30, 2020
Operating activities:
Net income (loss)	$1,655	$(1,838)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	3,424	3,386
Inventory provisions	1,041	1,013
Loss on disposal of assets	13	3
Share-based compensation expense	675	683
Deferred income taxes	(1)	(7)
Change in assets and liabilities:
Accounts receivable	(3,553)	3,895
Inventories	(4,861)	(5,452)
Prepaid expenses and other assets	103	620
Accounts payable	(1,210)	631
Accrued liabilities	4,016	(889)
Other	(470)	(122)
Net cash provided by operating activities	832	1,923
Investing activities:
Capital expenditures	(2,632)	(1,776)
Proceeds from maturity of investments	25,000	21,000
Purchases of investments	(9,000)	(29,000)
Net cash provided by (used in) investing activities	13,368	(9,776)
Financing activities:
Payment of financing lease principal	(181)	(166)
Proceeds from issuance of common stock	289	59
Cash dividends paid on Common and Class B Common shares	(3,122)	(3,101)
Net cash used in financing activities	(3,014)	(3,208)
Effect of exchange rate changes on cash and cash equivalents	1,595	(423)
Increase (decrease) in cash and cash equivalents	12,781	(11,484)
Cash and cash equivalents at beginning of period	30,535	42,019
Cash and cash equivalents at end of period	$43,316	$30,535

Richardson Electronics, Ltd.
Net Sales and Gross Profit
For the Fourth Quarter and Fiscal 2021 and Fiscal 2020
($ in thousands)

By Strategic Business Unit:

Net Sales
	Q4 FY 2021		Q4 FY 2020	% Change
PMT	$38,862		$29,322	32.5%
Canvys	8,828		6,593	33.9%
Healthcare	2,782		1,447	92.3%
Total	$50,472		$37,362	35.1%

	YTD FY 2021		YTD FY 2020	% Change
PMT	$137,280		$118,480	15.9%
Canvys	29,319		28,926	1.4%
Healthcare	10,338		8,492	21.7%
Total	$176,937		$155,898	13.5%

Gross Profit
	Q4 FY 2021	% of Net Sales	Q4 FY 2020	% of Net Sales
PMT	$12,421	32.0%	$9,741	33.2%
Canvys	3,118	35.3%	2,045	31.0%
Healthcare	818	29.4%	(414)	-28.6%
Total	$16,357	32.4%	$11,372	30.4%

	YTD FY 2021	% of Net Sales	YTD FY 2020	% of Net Sales
PMT	$45,951	33.5%	$38,288	32.3%
Canvys	10,274	35.0%	9,313	32.2%
Healthcare	2,600	25.1%	2,072	24.4%
Total	$58,825	33.2%	$49,673	31.9%

Richardson Electronics, Ltd.

Unaudited Reconciliation between GAAP and Non-GAAP Financial Measures

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 29, 2021	May 30, 2020	May 29, 2021	May 30, 2020
Selling, general and administrative expenses reconciliation
Selling, general and administrative expenses	$14,001	$12,660	$55,925	$51,327
Legal settlement	—	—	(1,600)	—
Non-GAAP selling, general and administrative expenses	$14,001	$12,660	$54,325	$51,327

Operating income (loss) reconciliation
Operating income (loss)	$2,337	$(1,290)	$2,887	$(1,657)
Legal settlement	—	—	1,600	—
Non-GAAP operating income (loss) reconciliation	$2,337	$(1,290)	$4,487	$(1,657)

Net income (loss) reconciliation
Net income (loss)	$1,885	$(1,280)	$1,655	$(1,838)
Legal settlement	—	—	1,600	—
Non-GAAP net income (loss) reconciliation	$1,885	$(1,280)	$3,255	$(1,838)

Net income (loss) per share (diluted) reconciliation
Net income (loss) per share (diluted)	$0.14	$(0.10)	$0.13	$(0.14)
Legal settlement	—	—	0.12	—
Non-GAAP net income (loss) per share (diluted) reconciliation	$0.14	$(0.10)	$0.25	$(0.14)